Exhibit 99.2

FinTech Acquisition Corp. Closes $100,000,000 Initial Public Offering

NEW YORK, New York/ACCESSWIRE/February 19, 2015 -- FinTech Acquisition Corp. (NASDAQ: FNTCU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses or entities in the financial technology industry, today announced it has completed its initial public offering of 10,000,000 units at $10.00 per unit, for gross proceeds to the Company of $100,000,000. The Company’s units are listed on the Nasdaq Capital Market under the symbol “FNTCU” and began trading on February 13, 2015. Each unit consists of one share of the Company’s common stock and one warrant to purchase one share of common stock at an exercise price of $12.00 per share. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be traded on the Nasdaq Capital Market under the symbols “FNTC” and “FNTCW,” respectively.

Cantor Fitzgerald & Co. served as the sole underwriter for the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on February 12, 2015.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made my means of prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co. at 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, 212-915-1970.

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Forward-looking Statements

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that FinTech Acquisition Corp. expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by FinTech Acquisition Corp. in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with FinTech Acquisition Corp.’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by FinTech Acquisition Corp.; changes in laws or regulations; and other factors, many of which are beyond the control of FinTech Acquisition Corp. Information concerning these and other factors can be found in FinTech Acquisition Corp.’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by FinTech Acquisition Corp. will be realized, or even if realized, that they will have the expected consequences to or effects on FinTech Acquisition Corp., its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact Information:

James J. McEntee, III

Chief Financial Officer

FinTech Acquisition Corp.

jmcentee@fintechacquisition.com

610.745.6923